PRICING SUPPLEMENT

Pricing Supplement Dated: July 1, 2002	Rule 424(b)(2)
(To Prospectus Supplement Dated May 3, 2002 and Prospectus Dated April 12,2000)	File No. 333-33814
Pricing Supplement No. 0010

U.S. $ 500,000,000

MARSHALL & ILSLEY CORPORATION

MINOTESSM

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Trade Date: 07/01/02

Issue Date: 07/05/02

Purchasing Agent: A.G. Edwards & Sons, Inc.

Agents: Robert W. Baird & Co., Prudential Securities,

UBS PaineWebber Inc.

CUSIP	AGGREGATE PRINCIPAL AMOUNT	PRICE TO PUBLIC	CONCESSION	NET PROCEEDS TO ISSUER	SENIOR OR SUB-ORDINATED	INTEREST RATE
57183MAK6	$1,300,000	100%	1.50%	$1,280,500	Senior	5.60%

INTEREST PAYMENT FREQUENCY	FIRST COUPON DATE	MATURITY DATE	SURVIVOR'S OPTION	REDEMPTION OR REPAYMENT YES/NO	REDEMPTION/ REPAYMENT TERMS
Semi-Annually	1/15/03	7/15/12	Yes	No	Not Applicable

Other Terms: